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                                                                 Exhibit 23

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               [Letterhead of Kenny S&P Evaluation Services]



                                                          December 11, 1995


Prudential Securities Incorporated
1 New York Plaza
14th Floor
New York, NY 10292-2014

                  Re:  National Municipal Trust
                       Series 182

Gentlemen:

            We have examined Registration Statement File No. 33-61735 for the above-captioned trust. We hereby acknowledge that Kenny S&P Evaluation Services, a division of J.J. Kenny Co., Inc. is currently acting as the evaluator for the trust. We hereby consent to the use in the Registration Statement of the references to Kenny S&P Evaluation Services, a division of J.J. Kenny Co., Inc. as evaluator.

            In addition, we hereby confirm that the ratings indicated in the Registration Statement for the respective bonds comprising the trust portfolio are the ratings indicated in our KENNYBASE database as of the date of the Evaluation Report.

            You are hereby authorized to file a copy of this letter with the Securities and Exchange Commission.

                                    Sincerely,


                                    Frank A. Ciccotto
                                    Frank A. Ciccotto
                                    Vice President